Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Kite Pharma, Inc. (No. 333-200615) filed pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated April 4, 2014 on the financial statements of Kite Pharma, Inc. and to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Crowe Horwath LLP

New York, New York

December 10, 2014